Exhibit 99.1

NEWS RELEASE
Contact:
FOR IMMEDIATE RELEASE	Income Opportunity Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports First Quarter 2009 Results
DALLAS (May 15, 2009) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2009. IOT announced today that the company reported a net loss applicable to common shares of ($0.4 million) or ($0.09) per diluted earnings per share, as compared to a net income of $20.0 million or $4.79 per diluted earnings per share which includes $29.4 million gain on sale from discontinued operations for the same period ended 2008.
Results of operations for the three months ended March 31, 2009 as compared to the same period ended 2008.
Rental and other property revenues increased slightly due to an increase within our commercial property portfolio. Our commercial portfolio experienced an increase in occupancy as compared to prior year.
Property operating expenses decreased by $0.6 million as compared to the same period ended 2008. The decrease is due to property tax adjustments made in 2008 that were not applicable in 2009.
Interest income decreased by $0.3 million as compared to the same period ended 2008. The decrease is due the receipt of cash on the receivables from Unified Housing Foundation, Inc. in the prior period.
Mortgage loan and interest expense decreased by $0.2 million as compared to prior year. The decrease is due to the continued pay down on the mortgage balance and thus effectively reducing the interest expense.
Discontinued operations relate to seven apartment complexes sold in 2008. No apartment complexes were sold or held for sale during the first quarter ended March 31, 2009.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including office buildings, and undeveloped land. For more information, go to IOT’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC
STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31,
	2009	2008
	(dollars in thousands, except share
	and per share amounts)
Revenues:
Rental and other property revenues	$387	$324

Expenses:
Property operating expenses	205	775
Depreciation and amortization	60	63
General and administrative	49	246
Advisory fee to affiliate	225	227

Total operating expenses	539	1,311

Operating loss	(152)	(987)

Other income (expense):
Interest income	434	699
Other income (expense)	(5)	—
Mortgage and loan interest	(727)	(882)

Total other expenses	(298)	(183)

Loss before gain on land sales, non-controlling interest, and taxes	(450)	(1,170)

Loss from continuing operations before tax	(450)	(1,170)
Income tax benefit	82	7,397

Net income (loss) from continuing operations	(368)	6,227

Discontinued operations:
Loss from discontinued operations	—	(8,232)
Gain on sale of real estate from discontinued operations	—	29,367
Income tax benefit (expense) from discontinued operations	—	(7,397)

Net income (loss)	(368)	19,965
Preferred dividend requirement	—	—

Net income (loss) applicable to common shares	$(368)	$19,965

Earnings per share — basic
Income (loss) from continuing operations	$(0.09)	$1.49
Discontinued operations	—	3.30

Net income (loss) applicable to common shares	$(0.09)	$4.79

Earnings per share — diluted
Income (loss) from continuing operations	$(0.09)	$1.49
Discontinued operations	—	3.30

Net income (loss) applicable to common shares	$(0.09)	$4.79

Weighted average common share used in computing earnings per share	4,168,214	4,162,774
Weighted average common share used in computing diluted earnings per share	4,168,214	4,162,774

INCOME OPPORTUNITY REALTY INVESTORS, INC.
BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2009	2008
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$39,255	$39,255
Less accumulated depreciation	(2,372)	(2,313)

Total real estate	36,883	36,942

Notes and interest receivable	39,566	41,432
Less allowance for doubtful accounts	(1,826)	(1,826)

Total notes and interest receivable	37,740	39,606
Cash and cash equivalents	2	52
Investments in unconsolidated subsidiaries and investees	74	74
Affiliate receivable	35,523	38,203
Other assets	3,182	676

Total assets	$113,404	$115,553

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$42,251	$42,319
Accounts payable and other liabilities	747	2,460

	42,998	44,779
Commitments and contingencies:
Shareholders’ equity:
Common Stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 and 4,168,214 outstanding shares in 2009 and 2008	42	42
Treasury stock at cost	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	8,448	8,816

Total shareholders’ equity	70,406	70,774

Total liabilities and equity	$113,404	$115,553